AGREEMENT

                                    Preamble

         WHEREAS,   the  Union  has  been  the  sole  and  exclusive  bargaining representative for the warehouse and delivery employees of the Company.

                                     Parties

Section 1. This Agreement is made and entered into by and between BT Office Products, International, 9301 Largo Drive, West, Springdale Maryland 20774 (and the subsequent locations within the greater Metropolitan Washington Area to which the Company may relocate during the life of this Agreement) hereinafter called "The Company" or "The Employer", party of the first part and the Graphic Communications Union, Local 449-S, affiliated with Graphic Communications International Union, hereinafter called "the Union" or "the Local", party of the second part.

                                No Discrimination

Section 2. The Union and the Company will not discriminate against any employee because of race, color, religion, sex, age, national origin, or disability. Nothing in this Agreement shall be construed as a barrier to a reasonable accommodation to a qualified applicant or employee with a disability.

                                   Recognition

Section 3. The Company recognizes Graphic Communications Union, Local 449-S as the exclusive bargaining representative for full-time and part-time employees as set forth in Addendum A, including working supervisors, but excluding all other management, supervisory, and clerical personnel. Only members of the bargaining unit shall perform work set forth under this bargaining agreement.

                                   Union Shop

Section 4. It shall be a condition of employment that all employees of the Company covered by this Agreement who are members of the Union in good standing on the effective date of this Agreement shall remain members in good standing, and those who are not members on the effective date of this Agreement shall, on the thirty-first day following the effective date of this Agreement, become and remain members in good standing in the Union. It shall also be a condition of employment that all employees covered by this Agreement and hired on or after its effective date shall, on the thirty-first day following the beginning of such employment, become and remain members in good standing in the Union, subject, however, to the provisions of the National Labor Relations Act and the Labor Management Relations Act of 1947, as now or hereafter amended, for the remainder of the terms of this Agreement and any extension thereof. The Union agrees to give the Company at least ten (10) days notice in writing of any demand that any employee covered hereunder be discharged under the provisions of this Section within which ten (10) days the employee shall have the right to cure the default in payment of such dues, initiation fees, or uniformly levied assessments by tender of same to the Union.

                              Union Dues Deduction

Section 5. The Company agrees to deduct from an employee's pay union dues, initiation fees and lawful assessments uniformly levied of Union members in the employ of the Company on the second payday of each month after receipt from such employees of written authorization for such payroll deduction which complies with the requirements of the National Labor Relations Act and the Labor Management Relations Act of 1947, as heretofore and hereafter amended during the term of this Agreement or any extension thereof. All amounts so deducted from employees' pay shall be remitted by the last day of the month in which they are due to the Officer or Agent designated by the Union in writing to receive such Funds.

                                Union Cooperation

Section 6. The Union believes that the common well-being of both parties to this Agreement will best be served when the employees give their full support to the Management of the Company in discharging its responsibilities to its customers. The Union and the Company both recognize that in order to provide maximum opportunities for continued employment, the Company must conduct its work efficiently and at the lowest possible cost. To accomplish this it is necessary that the employees must be willing, capable and physically fit to perform their assigned tasks. The Union, therefore, agrees to cooperate with the Company to reduce poor attendance, tardiness, and poor workmanship.

                                 Union Activity

Section 7. Service performed by an employee at the direction of the Union shall not be cause for discharge or for any discrimination against the employee. Whenever reasonably possible, the employee shall notify the Company at least forty-eight (48) hours in advance if the employee is going to be absent due to Union service. Employees elected or appointed to a full-time position with the Union shall be granted leave of absence without pay by the employer to perform such duties, so long as proper notice is provided to the Company. Employees performing full-time service with the Union shall retain seniority with the Employer while on such leave of absence.

         The Company agrees that there shall be no discrimination against any employee because of Union activities or membership in the Union, and the Union agrees that neither it nor its members nor employees represented by it shall carry on any Union activity not authorized or covered by this Agreement during working hours in or on the premises of the Company or intimidate any employee in regard to his or her work.

Section 8. It is recognized that the Shop Stewards are the Union's representatives of the employees. Either the Shop Stewards or the President of the Union or both shall represent the Union in all disagreements arising under this Agreement. The President of the Union shall be notified of the Employer's intention to discharge the Shop Stewards and shall be given a reasonable opportunity to confer with the Employer before the discharge is final.

                                 Bulletin Board

Section 9. The Employer agrees to furnish a bulletin board on the outside wall of the dispatch office. The Union shall have the right to post official union notices on the bulletin board. Such notices will be signed by the Shop Stewards or the Union Local President.

                                  Union Access

Section 10. The President or any Union officer designated by the President may enter the Company only after obtaining the permission of the Company to do so.

                              Written Notification

Section 11. The Company Human Resources Department agrees to notify the Shop Steward in writing of all additions and deletions (including lay offs) to the bargaining unit within ten (10) days.

Section 12. The Union will, at all times, keep the Company advised in writing of the names of all persons authorized to act on behalf of the Union. If, and as changes are made, the Union will immediately notify the Company in writing of such changes in personnel.

                                   Supervisors

Section 13. The Company may designate Managers and Working Supervisors for each shift. The Company will keep a current list of designated Managers and Working Supervisors posted on the Company Bulletin Board.

                                    Seniority

Section 14.  Definitions

         a. Seniority as used in this Agreement refers to the length of continuous employment in the bargaining unit since the last date of employment by the Company.

Section 15. New Employees. There shall be no seniority among probationary employees. New full-time employees shall be considered probationary employees until they have been in the employment of the Company for ninety (90) calendar days from date of hire. New part-time employees shall be considered probationary employees until they have been in the employment of the Company for ninety (90) days. At the end of such period, the employee shall be considered a regular employee and shall acquire seniority from the date hired. The employer shall maintain and keep posted up-to-date seniority lists of all regular employees -- both part-time and full-time. The Company in its discretion may transfer, reassign, discharge, or terminate the employment of any probationary employee.

Section 16. Employee Rights. The Company agrees to respect the seniority of its employees and will give them preference in matters of job openings, layoffs and recalls.

         When filling a job opening as provided in this Section, the Company will post a notice of same on the bulletin board within the warehouse to invite the employees to apply for the job. Job vacancies will be posted for three (3) working days.

         Employees shall have an opportunity to bid for jobs that may become vacant, provided that the employee seeking the job demonstrates the proper fitness for the job and has the necessary training, experience, ability and physical fitness to perform the work required. Jobs will be awarded to the senior qualified bidder, except as provided below.

         When filling a job opening in the driver or warehouse job classifications, all bidders demonstrating the proper fitness, training, experience, ability and physical fitness to perform the work will be given the opportunity to take the Company's qualifying test for the open position. The senior employee who passes the qualifying test shall be awarded the position.

         The successful applicant will be announced no later than three (3) working days after the posting expires. The successful candidate will be placed in the position within ten (10) working days from the time the position is awarded, unless extended by mutual agreement.

         Employees working on one shift may request a transfer to the same job on another shift. Only one transfer between shifts will be permitted in any twelve (12) month period, within the same job. The restriction, in no way, is intended to deprive an employee of an opportunity to apply for another job as it arises, regardless of shift, through the procedure outlined above.

Section 17. Trial Period. An employee transferred to a new job shall serve a trial period of four (4) weeks on the new job. During this period, the Company may disqualify the employee for demonstrated inability to properly perform the work required. If disqualified, the employee may return to his or her old job.

Section 18. Job Coverage. Any employee may be temporarily assigned to work other than the employee's regular assignment for a period not to exceed four (4) weeks. Should an employee be temporarily assigned to a job that exceeds four (4) weeks, the Company must show just cause for continuing the employee in the temporary assignment. The least senior qualified employee will be utilized, when possible, when the transfer is made to another classification.

Section 19.  Loss of Seniority.  Seniority may be broken by:

         1. Discharge

         2. Voluntary quitting.

         3. After 120 continuous calendar days of layoff (which shall be deemed a permanent layoff).

         4. Failure to respond and be available for work within forty-eight (48) hours after having been recalled from layoff, provided the Employer shall have attempted to contact the employee by telephone and if unsuccessful, by telegram or certified letter to the employee's last known address.

         5. Absence because of illness or non-occupational injury in excess of one year or occupational injury in excess of two (2) years, except as otherwise provided by law.

Section 20. Layoffs. When it becomes necessary to layoff employees, decrease the size of a job classification, or eliminate a job classification, the Company will determine the timing, the number of employees, and in which job classifications layoffs will be effected. The employee with the least seniority in the job classification(s) shall be laid off first.

         The employee to be laid off can claim the work of the employee with the least seniority in another job classification, if the bumping employee has more seniority than the employee to be bumped and passes the Company's qualifying test.

         An employee claiming other work to avoid layoff or decrease shall not be exempt from discharge if deemed incompetent by the Company.

Section 21. Layoff Notice. If a regular employee is to be laid off, at least five (5) days prior notice thereof shall be given where practicable, and no employee subject to this Agreement shall quit the service of the Company without five (5) days notice of the employee's purpose to do so. The day the notice is received shall be counted as one of the five (5) days notice.

                                 Subcontracting

Section 22. The Employer will not subcontract warehouse work which has been traditionally and regularly performed by bargaining unit personnel unless:

         (1) A sufficient number of employees from present and/or laid off employees with recall rights are not available to perform the work within the time required; or

         (2) Bargaining unit personnel lack the qualifications or skills to perform the work.

Section 23. The Employer will not subcontract deliveries which have been traditionally and regularly performed by bargaining unit personnel unless:

         (1) Such deliveries are in locations which because of lack of volume or distance from the warehouse cannot be economically serviced by bargaining unit drivers from the distribution center, or

         (2) An emergency spot delivery must be made to satisfy the needs of a customer which can be made quicker by an outside carrier or delivery service, or

         (3) Bargaining unit drivers lack the qualifications (including security clearances) to make the delivery in an economical fashion.

                                      Wages

Section 24(a).  Wages for Full Time Employees.

         o Effective May 1, 1998, each employee's base hourly rate will be increased by four percent (4%).

         o Effective May 1, 1999, each employee's base hourly rate will be increased by four percent (4%).

         o Effective May 1, 2000, each employee's base hourly rate will be increased by four percent (4%).

Section 24(b). Wages for New Hires. Newly hired employees shall be paid at a minimum as follows:

         o         Delivery:        $  8.50 floor
                                    $  9.00 after six months
                                    $  9.50 after twelve months
                                    $ 10.00 after eighteen months

         o         Warehouse:       $  8.50 floor
                                    $  9.00 after six months
                                    $  9.50 after twelve months
                                    $ 10.00 after eighteen months

         o After completion of eighteen months the employee will be eligible for the next annual base hourly rate increases pursuant to Section 24(a).

Section 24(c).  Wages For Part-time Employees:

         o         Delivery:        $  8.50 floor
                                    $  9.00 after six months
                                    $  9.50 after twelve months
                                    $ 10.00 after eighteen months

         o         Warehouse:       $  8.50 floor
                                    $  9.00 after six months
                                    $  9.50 after twelve months
                                    $ 10.00 after eighteen months

         o After completion of eighteen months the employee will be eligible for the next annual base hourly rate increases pursuant to Section 24(a).

Section 24(d). The second shift and the third shift shall receive five percent (5%) above the day shift during all years of this agreement.

Section 24(e). Any shift starting between 5:00 a.m. and 11:00 a.m. shall be the Day Shift. Any shift starting between 11:01 a.m. and 7:59 p.m. shall be the Second Shift. Any shift starting between 8:00 p.m. and 4:59 a.m. shall be the Third Shift.

         The Company will establish starting times for each employee and no change can be made in an employee's starting time except upon at least twenty-four (24) hours notice.

Section 24(f). Payment of wages shall be made weekly and not more than seven (7) days shall elapse between paydays. Payment of wages shall be by check. Paychecks shall be distributed to all employees at the beginning of their shift on payday except that employees working on the second or third night shift (before midnight) shall receive their paychecks at the end of the shift on Thursday (when available).

Section 25. When any holiday listed in this contract falls on payday, employees shall be paid the previous work day.

Section 26. Employees laid off or discharged shall be entitled to and shall receive whatever sum may be due them within three (3) working days after termination and/or layoff.

                             Discharge or Suspension

Section 27. Employees may be disciplined, discharged or suspended for the following reasons:

         1.       Just cause.

         2. Violations of Work Rules (which shall not violate the terms of this Agreement, and which shall be conspicuously posted and which shall, in no way, abridge the civil and/or legal rights of employees).

         The employee will receive written notice within two (2) working days after the work discipline, discharge or suspension. The written notice shall state the specific reason for such work discipline, discharge or suspension and a copy shall be forwarded to the Union office and a copy given to the Shop Chairman. All warning notices received by an employee which are over twelve (12) months old will be canceled.

                                Safety and Health

Section 28. Both the Company and the Union recognize their mutual obligation in the prevention, correction and elimination of all unsafe and unhealthy working conditions and practices. To this end, the Company will comply with the requirements of the Occupational Safety and Health Act of 1970, as amended, as it shall apply to the Company's operation; and the employees must do all things necessary to enable the Company to comply with said Act, such as, but not limited to:

         1.       Handling all equipment with care and caution.

         2.       Using proper methods of lifting.

         3.       Care in loading and unloading stock.

         4.       Care  in  stocking   merchandise  in  warehouse  and   pulling
merchandise for delivery.

         5. Immediately reporting all accidents and injuries of any kind or nature to the Manager and filling out such forms as are necessary in connection therewith.

         6. Immediately reporting to the Manager all defects in any operating equipment.

         7. Putting all trash, empty cartons, broken skids and pallets, strappings and wrappings in trash and waste containers or other appropriate areas.

         8. Keeping the locker room and toilets neat, well lit and in good working order.

         9.       Using all protective equipment provided by the Company.

         Failure to comply with the above rules may result in discipline, up to and including discharge.

Section 28(a). No employee shall be required to pay for loss of or damage to cargo, machinery, equipment or stock. If such loss or damage is the result of an employee's negligence or improper act, the Company may discipline or discharge the employee. It is incumbent on the employee to handle all equipment in a manner so as not to endanger his own safety or that of other employees. The employee shall operate all equipment so as not to cause damage to the equipment or the Employer's property. Each employee shall exercise all prudent care of equipment used in their work and shall report any loss or damage to the Company at once. Failure to report accidents of any kind can result in discipline, up to and including discharge.

Section 29. In accidents where the police refuse to issue tickets, the employee must get the Company's approval to leave the area. Failure to report accidents is grounds for disciplinary action. Failure to practice roadside safety procedures when broken down or involved in an accident is grounds for discipline, up to and including discharge.

                               On The Job Injuries

Section 30. An employee who is injured during the performance of his or her duties, and requires immediate treatment by a physician, will be protected against loss of pay for any portion of that day used in obtaining necessary treatment. Following an injury, the Employer may, at its own expense, require any employee to pass a physical examination to determine the employee's physical fitness to perform the work required. Employees returning from worker's compensation leave shall notify the Company as far in advance as possible. It is recognized that it is the responsibility of the Company to pay for all time lost for subsequent visits due to on-the-job injuries, if an employee is not paid in full, by the insurance carrier, within thirty (30) days after the final visit.

                                    Uniforms

Section 31. The Company will provide five (5) summer uniforms and rain gear and five (5) winter uniforms for all regularly assigned truck drivers. One winter coat and vest will be provided. The Company will provide one (1) apron and one
(1) pair of gloves to warehouse employees upon request. Each employee shall be responsible for maintaining the uniform. Employees who refuse to wear or maintain their uniforms in the manner prescribed by their employer shall be subject to disciplinary action. Upon termination of employment, the employee must return all uniforms in his or her possession to the Company or the cost of any missing articles shall be deducted from the employee's final wages. Any employee assigned a uniform who reports to work without wearing the uniform will not work or be paid for that day. Employees shall be liable for lost or stolen uniforms. The Company shall replace worn items of the uniform which are returned to the Company.

                                      Hours

Section 32. The regular workweek will consist of five (5) eight (8) hour days Monday through Friday, or Tuesday through Saturday by mutual agreement, for a total of forty (40) hours per week. The Company can substitute a weekly work schedule consisting of four (4) ten (10) hour days for a total of forty (40) hours per week.

Section 33. A thirty (30) minute lunch period shall be provided for each shift between the 4th and 6th hours of work.

Section 34. Employees shall not use the Company time for changing clothes and washing.

                                   Picket Line

Section 35. It shall not be a violation of this Agreement and it shall not be a cause for discharge or disciplinary action in the event an employee refuses to cross a picket line as the result of a labor dispute if the employee is threatened with bodily harm. It is understood that the employee shall immediately report to or phone the Employer concerning the situation. Providing the aforementioned conditions are met, such actions shall not be deemed a breach of this contract and the Company shall not discipline, discharge or otherwise discriminate against such employee.

                              Unauthorized Activity

Section 36. The Union agrees that there will be no strikes, walkouts, slowdowns, boycotts, picketing, or any other cessation of work or interference with work during the term of this Agreement. The Company agrees that there will be no lockouts during the term of this Agreement.

         In the event of any unauthorized activity referred to above, it is understood and agreed that the Union shall, upon receiving notice thereof, direct its members to return to work if there should be a work stoppage; and just as soon as practical, address a letter to the Company and the employee members notifying the Company and employees that the action of the Union members is unauthorized. In the event any unauthorized activity referred to above is not remedied by the employees upon notification to the Union, the Company may discharge the employee(s) involved.

                                Reporting to work

Section 37. When an employee reports for work on a regularly scheduled work day, the employee shall receive pay for his/her regularly scheduled hours. If the Company notifies the employees through the procedure set forth in Section 37(a), the Employee shall receive no pay for the day. This guarantee does not cover employees who report late to work for any reason, are discharged for cause, or are excused at their own request; nor shall it apply when operations are interrupted for reasons beyond the control of the Employer such as fire, explosion, windstorm, tornado, flood, power failure, riot, strike, civil insurrection, war or government regulations.

Section 37(a). In the event that inclement weather requires the Company to terminate its operations or is prevented from the commencement of operations, a recorded announcement will be placed on the Company telephone system. This action will take place promptly, without delay following its determination. All employees are to call the Company to ascertain operating information when inclement weather prevails. Should an employee be at work when operations are terminated due to inclement weather, such employees will be paid for a full day. Should the Company determine that inclement weather conditions exist, discipline for absences and tardiness will be suspended. The Company will notify employees by telephone and/or telephone recording no less than one (1) hour prior to the start of his or her shift. This does not relieve the Employer from responsibility of a full day's pay if the Employer has not complied with the provisions above and the employee submits proof of reporting to work.

Section 38. If an employee is unable to report for work, the employee shall notify the employee's supervisor, as far in advance of the employee's starting time as possible but no less than one-half hour before the starting time. Calling in does not automatically excuse the employee from his or her obligation to report to work. Any employee failing to abide by this Section shall be subject to disciplinary action. Repeated absences and/or lateness are grounds for disciplinary action under the Company's work rules.

                                    Overtime

Section 39.  Regular Workweek

         a. For all employees, the first forty (40) hours per week worked or paid for shall be paid at the employee's regular straight time rate. Overtime beyond forty (40) hours per week worked or paid for shall be paid at time and one-half.

         b. Overtime. When overtime is required and cannot be filled on a voluntary basis, all employees will be expected to work up to one (1) hour beyond their regular work day. Absent an emergency, notification shall be made before the employee's scheduled lunch period. Employees who refuse to work the required one (1) hour of overtime will face disciplinary action under the Company's work rules. If an emergency arises during a delivery in progress which necessitates overtime work, the delivery personnel must work until the delivery is completed.

         Overtime shall be rotated as equitably as practicable among the employees. Non-working supervisory personnel shall not work overtime when by doing so regular employees are deprived of working an equitable amount of overtime. However, non-working supervisory personnel may work overtime when they confine their activities to their regularly assigned duties.

Section 40. Saturday. When it is necessary for the Company to schedule work on Saturday, employees performing such work shall receive time and one-half for the first eight (8) hours of work and double-time thereafter until work ceases. The employee shall receive not less than four (4) hours work at time and one-half the straight time hourly rate.

Section 41. Sunday. when it is necessary for the Company to schedule work on Sunday, employees performing such work shall be paid double time and shall be guaranteed at least four (4) hours work.

Section 42. The guarantee of four (4) hours work provided in Sections 40 and 41 above shall not apply when operations are interrupted for reasons beyond the control of the Company such as fire, explosion, windstorm, tornado, flood, power failure, riot, strike, civil insurrection, snow, war or government regulations.

Section 43. If the needed overtime cannot be filled pursuant to Section 39(b) or thereafter voluntarily by competent bargaining unit employees, a sufficient number of employees may be secured from any source to perform the work, including managers and non-working supervisors.

                                    Holidays

Section 44. Labor Day, Thanksgiving Day, Day After Thanksgiving, Christmas Day, New Year's Day, M.L. King's Birthday, George Washington's Birthday, Memorial Day and July 4 shall be paid holidays subject to the following: All employees employed for thirty (30) calendar days immediately preceding the above holidays who have worked the first straight-time day immediately preceding the holiday and the first straight-time day immediately following the holiday, unless excused by the Company, shall be paid their individual straight-time day's pay for such holidays. If a holiday falls on a part-time employees regularly scheduled workday, that employee shall receive his/her individual straight time pay for such holiday for the number of hours that the employee would have been scheduled to work in the absence of such holiday.

Section 44(a). Each employee will be permitted three (3) personal days during each calendar year. All employees shall be paid their individual straight-time day's pay for such personal days. To utilize personal days, the employee must notify his/her supervisor in advance pursuant to the procedure set forth in
Section 53(e). Personal holidays may not be used for any period of less than one
(1) full workday and may not be carried over into the next year. The Company reserves the right to substitute Christmas Eve and New Years Eve for personal days in any calendar year. If substitution is to occur, that decision will be posted during the first week of January of that calendar year.

Section 44 (b). Any work performed on a holiday shall be compensated for, in addition to the employee's regular pay for that day, at one and one-half times the straight-time hourly rate of pay for the first eight (8) hours worked, and double-time thereafter until work ceases.

Section 45. Should a paid holiday provided in Section 44 fall on a Sunday, the Monday immediately following the holiday shall be the day observed as such holiday, and should any such holiday fall on a Saturday, then the preceding Friday shall be the day observed as such holiday or as specified by the Federal Government. Provided, however, that if by operation of this clause, two paid holidays would be celebrated on the same day, then the holidays will be so arranged as to be celebrated on different days. The days selected to celebrate the two holidays will be determined by the employer as production schedules require. Notice to the employees of the days selected shall be posted two (2) weeks prior to the holidays.

Section 46. Should a paid holiday fall within the period of an employee's vacation, the employee shall receive an additional day of paid vacation or pay for the holiday.

                                   Sick Leave

Section 47. Each full time employee shall be credited with twelve (12) hours of sick leave on January 1 of each year of this Agreement and twelve (12) hours of sick leave on July 1 of each year. Part-time employees shall be credited with fifty (50) percent of the hours of sick leave provided to full time employees.

Section 47(a). An employee may carry over up to forty-eight (48) hours of unused sick leave from year to year. The employee shall receive pay at the employee's straight time rate in effect at the end of each calendar year for any unused sick leave accumulated beyond forty-eight (48) hours.

Section 47(b). If an employee becomes sick while at work, the employee shall notify his or her supervisor immediately. The employee will receive sick pay at the employee's straight time rate for the remainder of the employee's shift. Sick leave may not be used to account for hours missed due to an employee's unexcused tardiness, no matter what the reason for the employee's unexcused late arrival.

                                  Severance Pay

Section 48. When an employee with one or more years of continuous employment with the Employer, covered by this Agreement, is permanently laid off, the employee shall be paid, in addition to sums otherwise due the employee, two (2) weeks wages at such individual's straight-time rate of pay.

Section 49. Loss of employment or layoffs caused by the suspension of operations because of fire, explosion, windstorm, tornado, flood, riot, strike, civil insurrection, snow, war or government regulations shall not be compensable under the provisions of Section 48.

                                  Funeral Leave

Section 50. All Employees will be permitted up to three (3) consecutive days of paid funeral leave commencing the day immediately following the death of a parent, spouse, child, mother-in-law, father-in-law, brother or sister, providing the days fall on the employee's regularly scheduled work days. One of the three days may be the date of the funeral, provided the employee actually attends the funeral. Proof of death must be furnished to the Company by the employee.

Section 50(a). It is agreed that no leave will be granted for Saturdays, Sundays or paid holidays (unless the employee is otherwise scheduled to work) or if the employee is on vacation or is not actively working because of illness, leave of absence, layoff, or any other reason.

                                    Jury Duty

Section 51. Any employee required to be absent from employment to serve on a jury shall be paid the employee's regular wages minus any pay earned as such juryman for such time as the employee is required to be absent, and such absence shall be supported by a statement signed by the Clerk of the Court, certifying as to each day of jury duty. First shift employees dismissed by the jury at twelve (12) noon or before shall be required to report to work for the balance of the day.

                                    Vacations

Section 52.

         a. All employees covered by the terms of this Agreement who have been continuously employed by the Company for one year or more shall be eligible for a paid vacation. Except as otherwise provided below; the amount of vacation to which an employee shall be entitled during any calendar year shall be determined by the number of years of continuous service completed by the employee as of January 1 in the year in which vacation is to be taken, as follows:

      Years of Continuous Service                    Days of Vacation
           1 - 5 years                                    10 days
           6 - 11 years                                   15 days
           12 years or more                               20 days

         Continuous service shall be broken by a layoff of 120 days or any other event where seniority is lost as set forth in Section 19. In the case of individuals who are on leave or workers compensation in excess of 120 days but are still on the payroll, they shall receive vacation on a pro rata basis determined by the hours worked in the previous year.

         b. Part-time employees shall accrue vacation credit at fifty (50) percent of that accrued by full-time employees.

Section 53. Vacation pay shall be paid not later than the last working day preceding the employee's vacation at the individual's straight-time hourly rate. Such vacations shall be taken, at the discretion of each employee; provided, however, that ten (10) days notice of intent to take vacation shall be filed with the Company and further provided, that no more than ten percent (10%) of all such employees (rounded off to the nearest whole person) in any classification or shift shall take vacations at any one time except with the consent of the employer. Vacation periods shall be established for employees in order of their seniority standing with the Company. A vacation calendar shall be posted during the first week of each calendar year. Management shall promptly post dates selected for vacations and ten (10) days after posting, if uncontested by an employee with higher seniority, shall become final and may not be changed except by mutual consent of the employer and all employees involved.

         The first week of vacation shall be taken in whole. Remaining vacation may be taken with the mutual consent of the employer and employee as follows:

         (a) Forty (40) hours (5 days) at a time;

         (b) Three (3) weeks consecutively subject to the provisions of Section 53;

         (c) In units of one (1) or more days at a time;

         (d) The employee may work up to five (5) days of such vacation and be paid in lieu thereof;

         (e) Employees may take up to five (5) days of vacation (40 hours) in full vacation days only with prior notification, as soon as possible, but no later than before the end of the preceding day, subject to the ten percent (10%) rule set forth in Section 53. The above days shall not be posted more than ten
(10) days in advance. The above five (5) days may be taken as emergency leave. However, documentation for such emergency leave may be requested by the Company. Emergency leave does not require prior notification, however an employee on emergency leave must inform the Company as soon as possible but within three (3) days.

Section 54. No employee will be allowed to forego vacation or any part thereof in any vacation year for the purpose of adding to the length of vacation in any succeeding year. Vacation credits may be taken only in the vacation year following the year in which they are earned. When employment ceases for any reason, total accrued vacation credits shall be paid upon such cessation or suspension of employment. Such vacation credits shall be paid upon request as soon as possible, but in no event later than forty (40) working hours following the date of termination of employment. Vacation credits shall be allowed as days worked for absences due to jury duty, holidays, vacations, funeral leave and paid sick leave.

Section 55. A member entering the Military Service shall be paid such accrued vacation on the last working day before entering service. After return from Military Service such employee shall be paid vacation credits for each day worked between return and the employee's next anniversary date. The Company agrees to comply with all applicable requirements of federal laws dealing with Military Service.

Section 56. In case employment ceases because of death of the employee, the value of accrued vacation credits shall be paid to the legal representative of the deceased upon presentation of legal proof of death and of the qualification of such representative.

                            Family and Medical Leave

Section 56(a). The Company will provide up to 12 weeks of unpaid, job protected, leave for certain family and medical reasons. Employees are eligible if they have worked 1,250 hours over the previous 12 months. The Company may require that any and all paid leave, including sick, personal, vacation and disability time, be taken before any unpaid leave is used, and that thirty (30) days' notification be given to the Company by the employee whenever practicable.

         Family leave consists of an annual maximum of twelve (12) weeks leave inclusive of any paid time granted to the employee by the Company. In other words, if all sick, vacation, personal and disability time equals four (4) weeks, the Company is obligated to extend no more than eight (8) weeks unpaid leave for covered purposes to that individual for that year. For tracking purposes, a year under the FMLA will begin on the first FMLA date the employee takes family leave time. For example, if an employee begins taking family leave time on April 1, 1994, he/she has until March 31, 1995 to exhaust his/her twelve
(12) weeks of family leave time. Family leave may also be taken on an intermittent or reduced schedule leave basis. However, certification from a physician is required to explain that the employee is needed to care for a family member or themselves on an intermittent basis, the date the condition began, the duration of the condition, and the amount of time that leave on that basis will be necessary. All medical certifications must be produced within fifteen (15) days of the request for leave. Recertification may be requested by the Company on a reasonable basis (every 4 - 6 weeks). Leave may be denied to anyone not in compliance with these rules.

         The Company is obligated to maintain any medical insurance policies held by the employee while on family leave. However, all employee contributions to the medical premium must continue to be paid by the employee during the time unpaid family leave is taken. Anyone choosing not to return from leave remains obligated to BT Office Products International for any unpaid medical premiums incurred while on leave.

         Listed below are the reasons warranting leave under The Family Medical Leave Act:

                  1. Birth of a child and to care for the newborn child.*
                  2. Placement with the employee of a child for adoption or foster care.*
                  3. To care for the employee's spouse, child or parent with a serious health condition.
                  4. The employee's own serious health condition that renders the employee unable to perform his or her job functions.

         * Leave may be taken for these purposes within one year after the birth or placement of the child, not beyond.

                                  Welfare Fund

Section 57. The Company shall provide health, hospitalization and vision benefits to all full-time employees. This coverage shall be provided and maintained by the employer for the life of this contract at no cost to the employee. The Company shall contribute towards the premium costs of such a plan and there shall be no deductible or self pay by employees for premiums associated with the plan. The summary plan description is incorporated herein by reference. The specific provisions of the plan shall govern in the event of any inconsistencies between the summary plan description and the plan itself. A copy of the plan has been provided to the union and all employees will be provided a copy of the plan upon request.

         (a) The Company may elect to change carriers but the plan benefits shall be equivalent to those as described above and shall not entail any additional costs or deductibles to the employee.

         (b) The obligation to provide health care and vision benefits, as described above, shall not be altered by any National or state health care plan or mandate. In that event, the employer shall pay for such coverage and if the coverage does not equal the plan benefits described above, supplemental benefits shall be provided at no cost to the employee.

         (c) Employees may elect dental coverage under the employer's plan on a contribution basis. If an employee elects dental coverage, as described in the Company's summary plan description, incorporated herein by reference, the employee shall have the appropriate contribution rate deducted from the employee's pay check.

         (d) An employee may choose not to have Company medical coverage provided that the employee has equivalent medical coverage from another source, for example, through a spouse's employer. An employee choosing "no coverage" must provide proof of other medical coverage each year to be eligible for the medical opt-out provision. Employees choosing "no coverage" shall receive a $600 annual bonus for each year that he or she has chosen to have "no coverage." Persons opting out shall be permitted to return to the Company plan provided that the employee requests enrollment within 30 days after other coverage ends. If an employee has a new dependent as a result of marriage, birth, adoption or placement for adoption, the employee may be able to enroll himself/herself and dependents, provided that the employee requests enrollment within 30 days after the marriage, birth, adoption or placement for adoption.

         (e) Life Insurance: The Company shall provide, at no cost to the employees, life insurance to full-time employees equal to one (1) times the employee's annual base salary. In addition, full-time employees will have the option to purchase supplemental life insurance.

         (f) Long Term Disability: The Company will provide long-term disability insurance to full-time employees at no cost to the employees. Following a six
(6) month disability, the long-term disability provided by Hartford (or equivalent insurance at no cost to the employees by another carrier) will pay the employee sixty (60) percent of the employee's base pay if the employee remains disabled as determined under the terms of the insurance policy.

         (g) Short Term Disability: A short term disability insurance policy shall cover full-time employees at no cost. All full time employees who experience an off-the-job injury or illness will be eligible for benefits. After sick leave is exhausted, an injured or ill employee will receive fifty (50%) percent of the employee's base pay for up to six (6) months.

         (h) Part-time Employees: Part-time employees (employees who work less than thirty (30) hours per week) will be given the option to participate in the Company's medical plan, provided the part-time employee's regular schedule consists of at least twenty (20) hours per week. The employer shall contribute fifty percent (50%) towards the medical premium for such employees. However, part-time employees who do not opt to participate in the medical plan, shall not be eligible for the opt-out "non coverage" annual bonus and part time employees who opt out need not provide proof of alternative coverage.

                                  Pension Fund

Section 58. The Company shall pay the following amounts for each full-time employee covered by the Agreement in the employ of the Company for thirty (30) days or more into the Graphic Arts Industry Joint Pension Plan:

     Effective May 1, 1998 ....$ .73 per straight-time hour worked or paid for.

     Effective May 1, 1999 ....$ .75 per straight-time hour worked or paid for.

     Effective May 1, 2000 ....$ .77 per straight-time hour worked or paid for.


         The Company shall pay the following amounts for each part-time employee covered by the Agreement:

     First Year of Service ....$.00 per straight-time hour worked or paid for.

     Second Year of Service ....$.35 per straight-time hour worked or paid for.

     Third Year of Service ....$.71 per straight-time hour worked or paid for.

                            Grievance and Arbitration

Section 59. Any dispute arising between the parties concerning the application, interpretation, or performance of this Agreement shall be subject to the following three-step grievance procedure.

         Step 1: The aggrieved employee and/or the Shop Steward shall orally present the grievance to the manager of the operational division in which the employee works. Nothing herein shall prevent an employee from discussing a matter directly with his/her manager. Grievances of a serious nature which necessitate immediate resolution may be presented during work hours. No grievance will be considered unless it is presented in this Step 1 within forty-eight (48) hours of the event out of which the grievance arose. The manager must give his/her answer to the grievant within two (2) working days after having the oral grievance presented. In the event the Union or the aggrieved employee is not satisfied with the manager's answer, the Union, through the Shop Steward or Union President, may submit the grievance in writing on a grievance form within the five (5) working days next following the receipt of the manager's Step 1 answer. Working days, for the purpose of all three steps of the grievance procedure, will be Monday through Friday, inclusive.

         Step 2: Step 2 grievances will be reviewed in a conciliation meeting attended by the Shop Steward or Union President, grievant, Lead Manager and Human Resources Manager. The grievance shall be discussed, and the Human Resources Manager will give his/her answer within five (5) working days after the grievance is heard. If the matter is not settled as a result of this meeting, the grievance may be submitted to Step 3 within the five (5) working days next following the Human Resources Manager's answer as given in this Step 2.

         Step 3: If the matter was not settled at Step 2, it shall be immediately submitted for conciliation to the President of the Union and the Human Resources Manager, who may schedule a meeting which shall include all persons involved in the previous meetings, if possible. Such meeting shall be scheduled within thirty (30) days of the submission of the grievance to Step 3 conciliation. The grievance shall be discussed and, if an understanding cannot be reached within ten (10) working days after the final Step 3 meeting, the grievance may then be submitted to arbitration.

         BT Office Products International and Graphic Communications Union, Local 449-S desire to establish time limits to streamline the processing of grievances and to prevent the presentation of stale grievances. The parties agree as follows:

         (a) Absent mutual agreement, all three Steps of the grievance procedure must be followed before a grievance will be deemed ripe for arbitration.

         (b) After the third step meeting, the grieving party shall have six months to make a written demand for arbitration. Failure to meet this six-month time limit shall result in the grievance being considered withdrawn.

         (c) The time limits of this Agreement can be extended or waived for particular grievances by mutual written agreement of the parties.

         (d) At any stage of the grievance procedure, the parties are free to meet in an attempt to resolve the grievance outside the formal mechanisms provided for in this Section.

Section 60. The arbitrator shall be selected in accordance with the voluntary arbitration procedure of the Federal Mediation and Conciliation Service. The arbitrator shall render a decision within thirty (30) calendar days after all the testimony has been presented. This decision shall be final and binding on both parties.

Section 61. Testimony shall be presented in any form the arbitrator may direct. In the event that either party fails to appear or to submit testimony in the form required within ten (10) full working days after due notice has been given, the Arbitrator shall proceed to settle the case and render a decision in accordance with the evidence presented.

Section 62. The decision of the Arbitrator shall not be governed by strict legal rules, but must be based on any logical evidence presented to the Arbitrator which the Arbitrator deems to have probative value. Pending final decision by the Conciliators or Arbitrator, the conditions prevailing prior to the dispute shall be maintained until the dispute is settled and work shall continue without interruptions.

Section 63. All expenses attendant upon the settlement of any dispute shall be borne equally by the parties to this Agreement.

                                Entire Agreement

Section 64. The union agrees that this Agreement is intended to cover all matters affecting wages, hours and other terms and all conditions of employment, and that during the term of this Agreement neither the Company nor the Union will be required to negotiate any further matter affecting these and other subjects not specifically set forth in this Agreement, except by mutual agreement of the parties hereto.

                                Management Rights

Section 65. The management of the business, the supervision and control of all operations and the direction of the employees of the Company including, but not limited to:

         a.      the right to hire, suspend, or discharge for just cause;

         b. to enlarge, combine, decrease, divide, transfer, rearrange or alter the operational divisions or functions performed therein;

         c.      to make and enforce reasonable shop rules;

         d. to relieve employees from duty because of lack of work or other legitimate reasons;

         e. to designate the type of product to be handled, and the schedules and methods of handling same;

         f. to designate the method and routing of deliveries both to specific customers and within specific areas;

         g.      to contract out delivery work or warehouse work consistent with
Section 22; and

         h.      to manage its business generally,

shall be vested in, and reserved to, the Company. All other management rights, except to the extent specifically limited by the terms of this Agreement, are vested exclusively in and reserved to the Company.

                               Part-time Employees

Section 66. Part-time employees may be hired and will be covered by this agreement in all respects, except where provided to the contrary. It is understood and agreed that part-time employees shall not be used to undermine or be a substitute for the use of full-time bargaining unit positions. Part-time employees shall be laid off before full-time employees.

         The parties agree that the use of part-time employees is not intended to undermine or be a substitute for the use of full-time employees. The parties agree that a restriction as to numbers or percentages of such employees as compared to full-time employees is not appropriate until the parties have time to see how, in fact, such employees are used and their impact on the bargaining unit. If the union contends that the use of such employees is undermining or being used as a substitute for the bargaining unit, a grievance can be filed requesting the arbitrator for appropriate relief including reasonable limitation on the numbers or utilization of part-time employees.

                                  Separability

Section 67. Each and every clause of this contract shall be deemed separable from each and every other clause of this contract to the end that in the event that any clause or clauses shall be finally determined to be in violation of any law, then and in such event such clauses only, to the extent only that any may be so in violation, shall be deemed of no force and effect an unenforceable without impairing the validity and enforceability of the rest of the contract including any and all provisions of the remainder of any clause, sentence, or paragraph in which the offending language may appear.

                              Duration of Agreement

Section 68. This Agreement is to become effective on May 25, 1998 and shall terminate on April 30, 2001.

         Signed by the respective parties at Washington, D.C. the _____ day of June, 1998.


FOR THE UNION                                            FOR THE COMPANY


 /s/  Robert D. Barber
-------------------------                                 --------------------
 Robert D. Barber                                          LaVerne Bonelli


 /s/  Tyrone M. Wise, Sr.                                 /s/  Kevin Mullen
-------------------------                                 ---------------------
 Tyrone M. Wise, Sr.                                       Kevin Mullen



 /s/  Marsha Stevenson
-------------------------
 Marsha Stevenson

                                   Addendum A

DIVISION I -- DELIVERY PERSONNEL

         CLASSIFICATION I:          Delivery Driver

         Defined by management as an employee who performs customer delivery.

DIVISION II -- WAREHOUSE PERSONNEL

         Defined by management as any full-time position that requires the employee to use large material handling equipment (e.g., Fork Lifts, Order Pickers, and any future material handling equipment designated and used in this division). All employees in this classification will be trained and licensed to use such equipment. The employees in this classification will be required to take refresher courses on proper use and safety of the large material handling equipment and to successfully complete competency tests, at least on an annual basis during the term of this Agreement. In addition to operating the large material handling equipment, these employees will be expected to perform a wide array of tasks within the warehouse division. Employees in this classification will also perform such current functions including, but not limited to, order filling, checking, putaway, returns processing, and bulk order filling. This position shall also include all other former job classifications traditionally represented by the Union. Employees who are unable to demonstrate a solid ability to operate equipment in a correct and efficient manner will be disqualified from the position.

The Company will not require an employee to operate large material handling equipment (e.g., Fork Lifts, Order Pickers, and any future material handling equipment designated and used in this division), if it is determined that the employee is physically unable to operate such equipment.

                         SUPPLEMENTAL AGREEMENT BETWEEN
                          GRAPHIC COMMUNICATIONS UNION,
                                 LOCAL 449-S AND
                      BT OFFICE PRODUCTS INTERNATIONAL INC.


This Supplemental Agreement made and entered into by and between the Graphic Communications Union Local 449-S and BT Office Products International Inc., shall be attached to and become a part of the Agreement between the parties dated May 1, 1994 through April 30, 1998.

It is the parties' understanding that pursuant to the vacation provisions of the Agreement and the Supplemental Agreement relating thereto, the Company, on or about December 31, 1994, paid out all of the vacation accrued by unit employees under the 1991-1994 agreement. It was the intent of the parties to "wipe the slate clean" for the 1994-1998 Agreement, under which unit employees would no longer be permitted to "carry over" vacation accrued in one year for the purpose of extending vacation in another year. In addition, the parties agreed that unit personnel would be encouraged to use the vacation accrued in each calendar year to promote happy, healthy employees. To this end the parties agreed that employees could only receive a year-end pay-out for five (5) or fewer vacation days that had been accrued but not used in a given calendar year. All other vacation accrued was to be used during the year accrued or lost.

It has come to the attention of the parties that certain unit employees were confused by the 1994 vacation pay-out and believed the Company would continue to pay-out all vacation accrued but not used at the end of each calendar year. Consequently, several unit employees have more than five (5) accrued vacation days remaining for the year 1995. To ensure that no unit employees are injured in 1995 by any such misunderstanding, the Company agrees to pay unit employees for all 1995 accrued vacation days, even if more than five (5) days have been accrued but not used.

The parties agree that this 1995 pay-out does not establish a past practice and that for the year 1996 and all subsequent years, the Company will only pay-out five (5) days or fewer of accrued but not used vacation. Any other vacation accrued but not used will be lost at the end of each calendar year.

The parties agree that they will assist one another in educating unit personnel with regard to the vacation provisions and encourage unit employees to use all vacation days in the year accrued.


FOR THE UNION:                                       FOR THE COMPANY:
Bobby Gentry
Tyrone M. Wise

dated 1/18/96

                             SUPPLEMENTAL AGREEMENT
                                     BETWEEN
                    GRAPHIC COMMUNICATIONS UNION, LOCAL 449-S
                                       AND
                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

         This Supplemental Agreement, made and entered into by and between Graphic Communications Union, Local 449-S and BT Office Products International, Inc., shall be attached to and become a part of the Agreement between the parties dated May, 1998 through April 30, 2001.

         Pursuant  to  Section  57  of  the  1998-2001   collective   bargaining
agreement, the Company agrees to provide, at a minimum, the following health and welfare benefits to the bargaining unit employees:

Welfare Fund

         The Company will administer a Healthcare Program for the bargaining unit employees. The coverage the Company will provide and maintain will include Medical and Vision Care and shall be no less than the package of benefits presently provided for in the U.S. Healthcare Plan, which is incorporated by reference into this Agreement. This Plan has no deductible. The Plan is a Managed Care Health Plan that allows the employee and/or family member to receive quality care from private practice physicians. Optional Dental Coverage is available at an additional contributory cost to the employee. The employer may change carriers during the life of this Agreement, but the package of benefits provided by the new plan shall not be less than is presently available under the U.S. Healthcare Plan, and the new plan shall entail no cost or deductible to the employees.

         Part-time employees will be given the opportunity to participate in the Health Care benefit plan. The Company will contribute fifty percent (50%) towards the medical premium for such employees.

Life Insurance

         The Company will provide, at no cost to the employee, a base life insurance policy equal to one (1) times the employee's annual salary. The employees will also be afforded the opportunity to purchase supplemental life insurance on a contributory basis. The Supplemental Life Insurance policy may be purchased for coverage up to $250,000.00. Employee rates are based on the employee's age. These rates are subject to change as the rates increase from the Life Insurance Carrier.

                       Supplemental Life Insurance Rates:

Age:              Rate:                        Age:              Rate:

Under 30          $ .196                       50-54             $ 1.197
30-34             $ .216                       55-59             $ 1.785
35-39             $ .275                       60-64             $ 2.295
40-44             $ .412                       65-69             $ 4.002
45-49             $ .726                       70-74             $ 7.591

Rates are per pay period and based on $10,000.00 increments. Maximum coverage is $250,000.00.

Dependent Life Insurance

         The Company will provide the employees the opportunity to purchase Dependent life Insurance Coverage. The employees may purchase an additional policy for their spouse and/or their child(ren). Rates are subject to change as the rates increase the Life Insurance Carrier.

Current Rates:

Spouse only:                       $.167 weekly              ($ 5,000)
Coverage)

Child(ren):                        $.118 per child           ($ 2,000)
Coverage)

Long Term Disability

         The Company will provide Long Term Disability to full-time employees at no cost to the employee. This coverage is available to employees who have been disabled for over 26 weeks. The Disability Insurance will provide the employee with sixty (60) percent of his or her wages at the time of the disability, under the terms of the Insurance Policy.

Short Term Disability

         The Company will provide Short Term Disability to full-time employees at no cost to the employee. This coverage is available to employees who are disabled with an off-the-job injury or illness. Sick leave benefits must be exhausted before eligibility for benefits is considered.

Short Term Disability is paid at fifty percent (50%) of the employee's wages. The insurance is limited to twenty-six (26) weeks. Doctor's documentation is required for all extended absences.


FOR THE UNION                                                 FOR THE COMPANY



 /s/  Robert D. Barber                               /s/  LaVerne Bonelli
---------------------------                         --------------------------
Robert D. Barber, President                         LaVerne Bonelli, Manager
 GCU, Local 449-S                                    Human Resources



 /s/  Tyrone M. Wise, Sr.                            /s/  Kevin Mullen
---------------------------                         --------------------------
 Tyrone M. Wise, Sr.                                 Kevin Mullen



 /s/ Marsha Stevenson
---------------------------
 Marsha Stevenson

                         SUPPLEMENTAL AGREEMENT BETWEEN
                          GRAPHIC COMMUNICATIONS UNION,
                                 LOCAL 449-S AND
                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

         This Supplemental Agreement made and entered into by and between Graphic Communications Union Local 449-S and BT Office Products International, Inc., shall be attached to and become a part of the Agreement between the parties dated May 25, 1998 through April 30, 2001.

         The Company and the Union hereby agree to negotiate and implement a probable cause and pre-hire drug and alcohol testing policy which shall include mandatory testing for those employees involved in accidents, but shall not include random testing.

FOR THE UNION


 /s/  Robert D. Barber
--------------------------
 Robert D. Barber
 President


 /s/  Tyrone M. Wise, Sr.
--------------------------
 Tyrone M. Wise, Sr.


 /s/  Marsha Stevenson
--------------------------
 Marsha Stevenson


FOR THE COMPANY


 /s/  LaVerne Bonelli
--------------------------
 LaVerne Bonelli


 /s/  Kevin Mullen
--------------------------
 Kevin Mullen

                             SUPPLEMENTAL AGREEMENT
                                     BETWEEN
                          GRAPHIC COMMUNICATIONS UNION,
                                 LOCAL 449-S AND
                     BT OFFICE PRODUCTS INTERNATIONAL, INC.

         In a sincere effort to address the needs of both parties, signatory hereto, it is agreed that the following procedure for instituting a method of communication on the work rules, discharges, suspensions and other matters related to the employee-employer relationship, shall be introduced to accommodate a format between the employer and the union. It is recognized that this method is not a substitute for or waiver of any right to pursue rights or remedies under Section 59, Grievance and Arbitration.

         The parties agree that they shall establish a Quarterly Review Committee, which either party may request by notification to the other through the Shop Steward or the Human Resources Manager. Such notice must be in writing, stipulating the topics to be addressed. Within a reasonable time thereafter, no later than five (5) days or longer by mutual consent, a meeting shall be arranged.

         The Union shall be represented by the Chief Steward, all assistant stewards and three (3) additional bargaining unit members. If requested, the Business Manager of Local 449 may be included at any given time. The Employer shall be entitled to equal representation so designated by the Human Resources Manager to include all appropriate operations management.

         If the committee should become deadlocked over an issue, then the issue shall be submitted to binding arbitration as provided for in Section 60 of the Agreement, providing all steps of the Grievance Procedure have been held or mutually waived.

         The parties shall address themselves to the problems for which the meeting was called and proceed with due diligence to resolve the issues to the satisfaction and best interest of both parties, to that end which serves the community of interests to which both parties have a concern.

FOR THE UNION                                        FOR  THE COMPANY

 /s/  Robert D. Barber                                   /s/ LaVerne Bonelli
--------------------------                              -----------------------
 Robert D. Barber                                        LaVerne Bonelli
 President

 /s/  Tyrone M. Wise, Sr.                                /s/  Kevin Mullen
--------------------------                              -----------------------
 Tyrone M. Wise, Sr.                                     Kevin Mullen


 /s/  Marsha Stevenson
--------------------------
 Marsha Stevenson